Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT FACILITY AGREEMENT

DATED 12 August 2019

HK$9,750,000,000

CREDIT FACILITIES

for

MGM CHINA HOLDINGS LIMITED

as the Company

with

BANK OF CHINA LIMITED, MACAU BRANCH

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

BANK OF AMERICA, N. A.

as Lead Arrangers

BANK OF COMMUNICATIONS CO., LTD, MACAU BRANCH

SUMITOMO MITSUI BANKING CORPORATION

as Senior Managers

AGRICULTURAL BANK OF CHINA LIMITED MACAO BRANCH

BANCO NACIONAL ULTRAMARINO, S.A.

BARCLAYS BANK PLC

BNP PARIBAS

DEUTSCHE BANK AG, SINGAPORE BRANCH

JPMORGAN CHASE BANK, N.A.

THE BANK OF NOVA SCOTIA

CHINA CONSTRUCTION BANK CORPORATION, MACAU BRANCH

as Managers

with

BANK OF AMERICA, N.A.

as Facility Agent

Allen & Overy

THIS AGREEMENT (this Agreement) is dated 12 August 2019

BETWEEN:

(1)	MGM CHINA HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands and whose members’ liability is limited (the Company);

(2)

BANK OF CHINA LIMITED, MACAU BRANCH, INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America as lead arrangers (in this capacity, the Lead Arrangers);

(3)	BANK OF COMMUNICATIONS CO., LTD, MACAU BRANCH and SUMITOMO MITSUI BANKING CORPORATION incorporated in Japan with limited liability as senior managers (in this capacity, the Senior Managers);

(4)

AGRICULTURAL BANK OF CHINA LIMITED MACAO BRANCH, BANCO NACIONAL ULTRAMARINO, S.A., BARCLAYS BANK PLC, BNP PARIBAS, a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited and having its head office at 16 boulevard des Italiens, 75009 Paris, France and having a branch at 63/F Two International Finance Centre, 8 Finance Street, Hong Kong, DEUTSCHE BANK AG, SINGAPORE BRANCH, JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH, a national banking association organized under the laws of United States of America with limited liability, THE BANK OF NOVA SCOTIA (incorporated in Canada with limited liability) and CHINA CONSTRUCTION BANK CORPORATION, MACAU BRANCH as managers (in this capacity, the Managers);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) (the Original Lenders); and

(6)

BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America as facility agent (in this capacity, the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accounting Date means each of 31 March, 30 June, 30 September and 31 December, except as adjusted to ensure that those dates fall on the same day of the week or otherwise with the consent of the Facility Agent.

Administrative Party means an Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Anti-Terrorism Laws means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other applicable law or regulation administered by OFAC or other Governmental Agency, in each case for the purpose of controlling or preventing terrorism and related activities and any law enacted in the United States of America after the date of this Agreement for such purposes.

Arranger means a Lead Arranger, a Senior Manager or a Manager.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Auditors means Deloitte & Touche or such other independent public accountants of international standing which may be appointed by the Company.

Availability Period means the period from and including the date of this Agreement to and including the date falling one Month prior to the Final Maturity Date.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Break Costs means the amount (if any) which a Lender is entitled to receive under Subclause 23.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong and Macau.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)

for an Original Lender as at the date of this Agreement, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Commitments and the amount of any other Commitment so designated which it acquires; and

(b)	for any other Lender, the amount of any Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Commitment Fee means a commitment fee calculated in the manner described in Subclause 22.2 (Commitment Fee).

Compliance Certificate means a certificate substantially in the form of Schedule 5 (Form of Compliance Certificate).

Concession Contract means:

(a)	the Macau Land Concession Contract;

(b)	the Sub-Concession Contract; or

(c)	the Cotai Land Concession Contract.

Cotai Land Concession Contract means the land concession contract agreed to by MGMGP with the Macau Government on 17 December 2012, which forms an integral part of Dispatch no. 62/2012.

Default means:

(a)	an Event of Default; or

(b)

an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Subclause 5.3 (Advance of Loan);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a disruption to the payment system or the interbank lending market; and

payment is made within five days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Designated Jurisdiction means, at any time, any country, region or territory to the extent that such country, region or territory (or portion thereof) itself is the subject of any Sanctions (including at the date of this Agreement: Crimea, Iran, North Korea, Sudan and Syria).

Designated Person means a person:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(c)

named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

(d)	with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(e)	that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EBITDA has the meaning given to that term in Subclause 17.1 (Financial covenant definitions).

Environmental Approval means any authorisation required by Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health;

(b)	the environment;

(c)	the physical conditions of the workplace; or

(d)	any emission or substance which is capable of causing harm to any living organism or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means an event or circumstance specified as such in Clause 19 (Default).

Executive Order means Executive Order 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, Or Support Terrorism issued September 24, 2001, as amended by Order 13268.

Existing Credit Agreement means the term and revolving facilities agreement dated 27 July 2010 (as amended from time to time) between (amongst others) MGMGP and the Facility Agent.

Facility means the revolving credit facility referred to in Clause 2.1 (Facility).

Facility Office means the office notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender (as applicable); or

(b)	by not less than five Business Days’ notice,

as the office through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FCPA means the U.S. Foreign Corrupt Practices Act of 1977.

Fee Letter means any letter entered into, on or prior to the date of this Agreement, by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means 15 May 2024.

Finance Document means:

(a)	this Agreement;

(b)	a Request;

(c)	a Fee Letter;

(d)	a Compliance Certificate;

(e)	a Transfer Certificate; or

(f)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	borrowed moneys;

(b)	any amount raised by acceptance under any acceptance credit facility (including any dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a balance sheet liability in accordance with IFRS;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;

(it being agreed that advance or deferred payment obligations in respect of any rights in relation to the Cotai Land Concession Contract or other governmental concessions shall not constitute Financial Indebtedness under this paragraph);

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (for which the mark-to-market value of the derivative transaction will be used to calculate its amount, unless a termination or similar amount in respect of that derivative transaction is due and unpaid, in which case the amount unpaid will be used to calculate its amount);

(i)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(k)	the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

Gaming License means the license, concession, subconcession or other authorisation from any Governmental Agency which authorizes, permits, concedes or allows the Company or any of its Subsidiaries, at the relevant time, to own or manage casino or gaming areas or operate casino games of fortune and chance.

Governmental Agency means:

(a)	any international, foreign, federal, state, county or municipal government, or political subdivision thereof;

(b)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body; or

(c)	any court or administrative tribunal of competent jurisdiction.

Group means, as at any date, the Company and each of its Subsidiaries as at that date.

HIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate;

(b)	if no Screen Rate is available for the relevant Term of that Loan or overdue amount, the Interpolated Screen Rate for that Loan or overdue amount; or

(c)	if:

(i)	no Screen Rate is available for the relevant Term of that Loan or overdue amount; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Hong Kong interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits of that Loan or overdue amount for a period equal in length to that Term and if that rate is less than zero, HIBOR shall be deemed to be zero.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Hong Kong means the Hong Kong Special Administrative Region of the PRC.

Hong Kong Dollars or HK$ means the lawful currency of Hong Kong.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002.

Increased Cost means:

(a)	an additional or increased cost;

(b)

a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party); or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its formation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

It is not an Insolvency Event where any of the events set out in paragraphs (a) to (j) above has occurred solely by ownership by any Governmental Agency of any equity interest in a Finance Party and where such ownership does not provide that Finance Party with any immunity from proceedings or immunity in respect of its assets.

Insurance means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim, in each case in connection with the Principal Resorts.

Interpolated Screen Rate means, in relation to HIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which the Screen Rate is available) which is less than the Term of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which the Screen Rate is available) which exceeds the Term of that Loan,

each as of 11.00 a.m. on the Rate Fixing Day for the currency of that Loan.

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction (as defined in Subclause 15.22 (Jurisdiction/governing law);

(d)

the principle that a court in a Relevant Jurisdiction may refuse to give res judicata effect or comity to a judgment which it believes to have been rendered as a result of fraud, in a manner which offends the basic principles of the jurisdiction in which that court operates or in a manner which does not otherwise comport with the rule of law; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion required under this Agreement.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Party in accordance with Subclause 26.2 (Assignments and transfers by Lenders),

in each case, for so long as any Loan remains outstanding to that person or it has or may have any effective obligation to extend credit under this Agreement.

Listing Rules means the rules governing the listing of securities on The Stock Exchange of Hong Kong Limited in effect from time to time.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Macau means the Macau Special Administrative Region of the PRC.

Macau Government means:

(a)	the government of Macau;

(b)	any authority, agency or department established by the government of Macau;

(c)	any political subdivision of Macau; or

(d)

any public corporation or other public entity, in each case, of which Macau has direct or indirect control and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

Macau Land Concession Contract means the land concession contract agreed to by MGMGP with the Macau Government on 9 March 2006 which forms an integral part of Dispatch no. 47/2006.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate more than 50 per cent. of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there are no Loans then outstanding, whose undrawn Commitments then aggregate more than 50 per cent. of the Total Commitments; or

(c)

if there are no Loans then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than 50 per cent. of the Total Commitments immediately before the reduction.

Margin means in relation to all of the Loans, the rate per annum calculated in accordance with Subclause 8.3 (Margin adjustments).

Material Adverse Effect means any event or circumstance which is or is reasonably likely to be materially adverse to:

(a)	the ability of the Company to perform its payment obligations under any Finance Document;

(b)	the business, assets or financial condition of the Company and the Group taken as a whole; or

(c)	the validity or enforceability of any Finance Document.

Maturity Date means the last day of the Term of a Loan.

MGM means MGM Resorts International, a Delaware corporation, or any of its successors.

MGM Cotai means the integrated casino resort located at Avenida da Nave Desportiva, Cotai, Macau.

MGM Macau means the integrated casino resort located at Avenida Dr. Sun Yat Sen, NAPE, Macau.

MGMGP means MGM Grand Paradise S.A.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment in circumstances where such consent, waiver or amendment:

(a)	requires the approval of all Lenders or all affected Lenders in accordance with the terms of Subclause 25.2 (Exceptions); and

(b)	has been approved by the Lenders:

(i)

whose share in the outstanding Loans and whose undrawn Commitments then aggregate more than 66 2/3 per cent. of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(ii)	if there are no Loans then outstanding, whose undrawn Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(iii)

if there are no Loans then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

OFAC means the Office of Foreign Assets Control of the United Stated Department of Treasury.

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Company for the year ended 31 December 2018; and

(b)	the unaudited consolidated financial statements of the Company for the financial quarter ended 30 June 2019.

Party means a party to this Agreement.

Performance Bond means any guarantee required under clause 61 of the Sub-Concession Contract or similar requirements of any Governmental Authority in relation to the conduct of the business of any member of the Group including in connection with any future concession or sub-concession in Macau or any tender or bid therefor.

Performance Bond Facility means any facility entered or to be entered into by a member of the Group for the purpose of issuing a Performance Bond.

Permitted Lease means:

(a)

any lease or similar arrangement entered into by any member of the Group with a person who is not an Affiliate of the Company, including the allocation of any portion of a Principal Resort to a junket operator on a semi-exclusive basis and on commercial terms consistent with the prevailing standards in the Macau market; or

(b)

in respect of the Principal Resorts, any lease or similar arrangement entered into by any member of the Group with an Affiliate of the Company that is approved by the board of directors of the Company.

Permitted Security means:

(a)	any lien arising by operation of law and in the ordinary course of business;

(b)

any netting or set-off arrangement entered into by any member of the Group under any Permitted Swap Transactions or in the ordinary course of its banking arrangements including banking arrangements entered into for the treasury management requirements of the Group;

(c)	any Security Interest over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security Interest was not created in contemplation of the acquisition of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that member of the Group;

(d)

any Security Interest over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security Interest is created prior to the date on which that company becomes a member of the Group and if:

(i)	the Security Interest was not created in contemplation of the acquisition of that asset by that company; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that company;

(e)

any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(f)

tax liens which are being contested in good faith by appropriate proceedings, provided that appropriate reserves with respect thereto are maintained on the books of the Company or the relevant member of the Group in conformity with IFRS;

(g)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(h)

pledges or deposits in connection with workers’ compensation, unemployment insurance and other social welfare legislation provided that if such pledges are being contested, appropriate reserves (determined in accordance with IFRS) are maintained on the books of the Company or the relevant member of the Group;

(i)

deposits by or on behalf of a member of the Group to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds and other obligations of a like nature of that member of the Group incurred in the ordinary course of business;

(j)	any attachment or judgment lien not constituting an Event of Default;

(k)	liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and related carriers’ liens;

(l)	Security Interests over cash deposits with, or held for the account of, a member of the Group securing reimbursement obligations under performance bonds, guarantees, commercial or standby letters of credit, bankers’ acceptances or similar instruments granted in favour of the issuers of such performance bonds, guarantees, commercial letters of credit or bankers’ acceptances, provided that:

(i)	the performance bonds, guarantees, commercial or standby letters of credit, bankers’ acceptances or similar instruments are issued for the benefit of a trade creditor of a member of the Group; and

(ii)	the amount of cash secured by such Security Interest does not exceed 110 per cent. of the amount of the Financial Indebtedness secured thereby (ignoring any interest earned or paid on such cash);

(m)

Security Interests in favour of the Macau Government over assets of the Group securing the obligations of the Company and other members of the Group under the Concession Contracts or under any other concession or sub-concession arrangements in Macau entered into from time to time by members of the Group in relation to the conduct of the business of any member of the Group;

(n)

easements, rights-of-way, restrictions, encroachments and other similar encumbrances and other minor defects and irregularities in title, in each case incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or members of the Group;

(o)

licences of patents, trademarks and other intellectual property rights granted by the Company or any member of the Group in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company;

(p)	any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any site and site easements; or

(q)

any other Security Interests over assets the book value of which (when aggregated with the book value of any other assets subject to Security Interests given by members of the Group other than any permitted under paragraphs (a) to (p) above) does not exceed US$200,000,000 (or its equivalent).

Permitted Swap Transaction means any derivative transaction entered into to protect against or to benefit from the Group’s exposure to fluctuations in any rate, price, index or credit rating (whether in relation to interest rates, commodity prices, currency exchange, or otherwise) but excluding any transaction entered into for purely speculative purposes.

Permitted Transaction means an intra-Group re-organisation of any member of the Group on a solvent basis.

PRC means the Peoples’ Republic of China.

Principal Resorts means the MGM Macau and the MGM Cotai.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to all the Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there are no Loans outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means the first day of a Term for a Loan or an overdue amount.

Reference Banks means the principal Hong Kong offices of Bank of China Limited, Macau Branch and Industrial and Commercial Bank of China (Macau) Limited and any other bank or financial institution appointed as such by the Facility Agent (in consultation with the Company) under this Agreement which has consented to such appointment.

Relevant Jurisdiction means in relation to any member of the Group:

(a)	its jurisdiction of formation; and

(b)	any jurisdiction where it conducts its business.

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 15 (Representations and Warranties).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Rollover Loan means, unless provided to the contrary in this Agreement, one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	to be made to the Company for the purpose of refinancing a maturing Loan.

Sanctions means any sanctions administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Federal Government of Canada or other relevant sanctions authority.

Screen Rate means the Hong Kong interbank offered rate administered by the Hong Kong Association of Banks (or any other person which takes over the administration of that rate) for the relevant period displayed on page HKABHIBOR of the Reuters screen (or any replacement Reuters page which displays the rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

Security Interest means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security interest or encumbrance of any kind or any other agreement or arrangement having a similar effect, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any option or other agreement to give a mortgage, lien, pledge, charge assignment, hypothecation, security interest or encumbrance of any kind or any other agreement or arrangement having a similar effect).

Sub-Concession Contract means the sub-concession contract dated 19 April 2005 between Sociedade de Jogos de Macao, S.A., a corporation organised under the laws of Macau, and MGMGP for the operation of games of chance and other games in casinos in Macau and the written confirmations from the Macau Government dated 19 April 2005, pursuant to which the Sub-Concession Contract was authorised and approved pursuant to applicable laws and regulations and confirming the Macau Government’s rights and obligations with respect to the Sub-Concession Contract as amended by an addendum approved and authorized by the Macau Government and executed between Sociedade de Jogos de Macao, S.A and MGMGP, dated 15 March 2019, pursuant to which the gaming sub-concession of MGMGP, which was due to expire on 31 March 2020, was extended for a further period up to 26 June 2022.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders, being HK$9,750,000,000 as at the date of this Agreement.

Total Debt has the meaning given to that term in Subclause 17.1 (Financial covenant definitions).

Transaction Document means:

(a)	a Finance Document; or

(b)	each Concession Contract.

Transfer Certificate means:

(a)	for a transfer by assignment, assumption and release, a certificate substantially in the form of Part 1 of Schedule 4 (Forms of Transfer Certificate); and

(b)	for a transfer by novation, a certificate substantially in the form of Schedule 4 (Forms of Transfer Certificate),

in each case, with such amendments as the Facility Agent may approve or any other form agreed between the Facility Agent and the Company.

UK Bail-In Legislation means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

US means the United States of America.

US Dollars or US$ means the lawful currency for the time being of the United States of America.

Utilisation Date means in respect of each Loan, the date on which that Loan is, or is to be, made.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)

an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)

customer due diligence requirements are the identification checks that a Finance Party requires in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(v)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)

the equivalent of one currency (the first currency) in another currency (the second currency) shall (unless otherwise specified) be determined by the Facility Agent or such person nominated by the Facility Agent acting reasonably for that purpose by reference to its spot rate of exchange in Hong Kong for the purchase of the second currency with the first currency at or about 11.00 a.m. on the date of the determination or if no such spot rate of exchange exists on that date, by such other method as the Facility Agent (in consultation with the Company) shall reasonably determine;

(vii)

a guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or asset the ability of that person to meet any of its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(ix)	including is by way of example and not limitation;

(x)

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xi)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xiii)	a Default being outstanding means that it has not been remedied or waived;

(xiv)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xv)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xvi)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvii)

a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xviii)	a time of day is a reference to Hong Kong time.

(b)

The determination of the extent to which a rate is for a period equal in length to Term will disregard any inconsistency arising from the last day of that Term being determined pursuant to the terms of this Agreement.

(c)	Unless expressly specified to the contrary, the designation of items as alternatives does not exclude the application of all or some of such items concurrently.

(d)

Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)

notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(e)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)

any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is, may be or is capable of becoming outstanding under the Finance Documents.

(f)	The headings in this Agreement do not affect its interpretation.

1.3	Conflict with a Finance Document

If there is any conflict between the terms of this Agreement and the terms of any other Finance Document, unless expressed to the contrary in that Finance Document, the terms of this Agreement will prevail.

1.4	Third parties

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

1.5	Anti-boycott

The representation in Clause 15.6 (Compliance) and the undertakings in Clauses 18.3 (Compliance) and 18.16 (Sanctions) shall be given by and apply to the Company for the benefit of each Finance Party provided that a Finance Party shall not be entitled to the benefit of such representations or undertakings to the extent it would result in a violation of the Council Regulation (EC) No. 2271/96 of 22 November 1996 as amended by Commission Delegated Regulation (EU) 2018/1100 of 6 June 2018, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – AWV) or any other applicable anti-boycott or similar laws or regulations.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights;

(f)

a debt arising under the Finance Documents to a Finance Party from the Company is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (e) above; and

(g)

the rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Company which relates to a Finance Party’s participation in a Facility or its role under the Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by the Company.

2.3	Lenders’ voting rights

A Lender may by notice to the Facility Agent divide its share in any Loans and/or its Commitments into separate amounts to reflect participation or similar arrangements and require the separate amounts to be counted separately for the purpose of any vote or decision made or to be made by it in connection with this Agreement.

3.	PURPOSE

3.1	General

Subject to Subclause 3.2 (Non-gaming purposes) each Loan may only be used for:

(a)	on-going working capital needs and general corporate purposes of the Group; or

(b)	refinancing the Existing Credit Agreement.

3.2	Non-gaming purposes

No proceeds of any Loan shall be applied towards the acquisition (or maintenance or repair) of any equipment or utensils used in the operation of casino games or other forms of gaming.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

(a)

The Company may not deliver a Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the conditions precedent that on both the date of the Request and the Utilisation Date for that Loan (other than a Rollover Loan):

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from making the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request for a Loan may not be given if, as a result, there would be more than 20 Loans outstanding.

5.	LOANS

5.1	Giving of Requests

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)

Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. two Business Days before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the currency specified in the Request must be in Hong Kong dollars;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Loan requested is:

(i)	a minimum of HK$50,000,000 and an integral multiple of HK$10,000,000; or

(ii)	any lesser amount which represents the maximum undrawn amount available under the Facility on the proposed Utilisation Date; and

(d)	the Term complies with this Agreement.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)

If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

6.	REPAYMENT

(a)

The Company must repay each Loan made to it in full on its Maturity Date. The amount to be repaid may be netted off against the amount of any Rollover Loan drawn on that Maturity Date pursuant to paragraph (c) below.

(b)

Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above and any voluntary prepayment of a Loan in accordance with Subclause 7.3 (Voluntary prepayment) may be re-borrowed. Any other prepayment of a Loan made under this Agreement may not be re-borrowed.

(c)

Without prejudice to the Company’s obligation to repay the full amount of each Loan made to it on its Maturity Date, on the date of any Rollover Loan, the amount of the Loan to be repaid and the amount to be drawn down on such date in respect of that Rollover Loan shall be netted off against each other so that the amount of cash which the Company is actually required to pay or, as the case may be, the amount of cash which the Lenders are required to pay to the Company, shall be the net amount.

(d)	Any amount of any Loan still outstanding on the Final Maturity Date, shall be repaid on the Final Maturity Date.

(e)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Loans (the Separate Loans).

(f)

The Company may prepay a Separate Loan by giving five Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph to the Defaulting Lender concerned as soon as practicable on receipt.

(g)

Interest in respect of a Separate Loan will accrue for successive Terms to be selected by the Company on the date and at the time specified by the Facility Agent (acting reasonably) and will be payable by the Company to the Defaulting Lender on the last day of each Term of that Loan.

(h)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (e) to (g) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)

A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above, the Facility Agent must notify the Company promptly that:

(i)	the Company must repay or prepay the share of that Lender in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled,

to the extent that such participations and Commitments are not transferred in accordance with Subclause 7.7 (Right of replacement of certain Lenders).

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the earliest of:

(i)	the last day of the current Term of that Loan;

(ii)	the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law; or

(iii)	the Final Maturity Date.

7.2	Change of control or sale of business

(a)	For the purposes of this Subclause a Change of Control occurs if:

(i)	MGM ceases to be the legal and beneficial owner directly or indirectly of more than 50 per cent. of the issued ordinary share capital of the Company; or

(ii)

the Company ceases be the beneficial owner directly or indirectly of the entire issued share capital of MGMGP, provided that in determining whether a change of control has occurred under this subparagraph (ii), any class of shares of MGMGP with only a nominal economic interest which have been created for the purposes of complying with Macanese ownership requirements shall not be deemed to form part of the issued share capital of MGMGP.

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any Change of Control.

(c)	If:

(i)	there is a sale of all or substantially all of the assets or business of the Group; or

(ii)	a Change of Control occurs,

then:

(A)	the Total Commitments shall be cancelled immediately; and

(B)	all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

7.3	Voluntary prepayment

The Company may voluntarily prepay any Loan in whole or in part without premium or penalty if:

(a)	the Company gives not less than three Business Days’ prior notice to the Facility Agent; and

(b)	any prepayment of part of a Loan is in a minimum amount of HK$10,000,000 and an integral multiple of HK$1,000,000 or any lesser amount which represents the Loans then outstanding.

7.4	Automatic cancellation

The Commitments of each Lender under each Facility which, at that time remain unutilised, will be automatically cancelled:

(a)	at the close of business on the last day of the Availability Period to the extent undrawn at that time; and

(b)	immediately after the Facility Agent has given notice to the Company under paragraph (b) of Subclause 7.2 (Change of control or sale of business).

7.5	Voluntary cancellation

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of HK$10,000,000 and an integral multiple of HK$1,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender on a pro rata basis.

7.6	Right of repayment and cancellation of certain Lenders

(a)	If the Company is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay that Lender’s share in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

7.7	Right of replacement of certain Lenders

(a)	If:

(i)	the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost;

(ii)	it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan; or

(iii)	a Lender’s continued participation in the Facility would cause any member of the Group to be in breach of any applicable law or regulation,

the Company may, while the requirement, unlawfulness or breach of law or regulation continues, give notice to the Facility Agent and require the affected Lender to assign and delegate all of its rights and obligations to an assignee designated by the Company.

(b)	The Company may request an assignment under paragraph (a) above only if:

(i)	in connection with the assignment:

(A)

the assigning Lender receives from the new Lender payment of an amount that at least equals the total outstanding principal amount of all of its Loans together with all accrued and unpaid interest and fees and any other amounts owed to it under the Finance Documents;

(B)	the new Lender assumes all Commitments of the assigning Lender, as well as any other obligations of the assigning Lender under the Finance Documents; and

(ii)	the Company bears all costs of the assignment.

(c)

Any assignment under this Subclause must be effected in accordance with Clause 26 (Changes to the Parties) provided that, for the purpose of any assignment made pursuant to Subclause 7.1 (Illegality), the Transfer Date (as defined in Clause 26 (Changes to the Parties)) shall be the date specified by the Lender in the notification under paragraph (a) of Subclause 7.1 (Illegality) and which must not be earlier than the last day of any applicable grace period allowed by law.

7.8	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of the unutilised Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the unutilised Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall notify all the Lenders as soon as practicable after receipt of a notice referred to in paragraph (a) above.

7.9	Miscellaneous provisions

(a)

Any notice of prepayment or cancellation under this Agreement is irrevocable and must specify the relevant dates and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	No Commitments once cancelled may subsequently be reinstated.

(d)

Where a Lender’s share in the Loans are repaid and its Commitments are cancelled pursuant to Subclause 7.6 (Right of repayment and cancellation of certain Lenders) or where a Lender has made or is required to make an assignment and/or delegation pursuant to Subclause 7.7 (Right of replacement of certain Lenders), and that Lender (or any of its Affiliates) is also a Finance Party in another capacity or capacities, that Lender (or that Affiliate) acting in each such capacity (the retiring Finance Party) shall, on the date on which it ceases to be a Lender under this Agreement be considered for the purposes of this Agreement to have resigned from each of its other capacities as a Finance Party and such resignation by the retiring Finance Party in each of its other capacities shall be deemed to have become effective on the date on which:

(i)

arrangements satisfactory to the retiring Finance Party have been put in place to ensure that no amounts which are or may be owed to it in each such capacity will remain outstanding after that date and that indemnities reasonably acceptable to that retiring Finance Party for any further loss or liability which it might incur for having acted in each such capacity have been provided;

(ii)	the Company has designated another Lender (or Affiliate of a Lender) as replacement for the retiring Finance Party in each relevant capacity under the Finance Documents; and

(iii)

the retiring Finance Party has assigned all of its interests, rights and obligations in each relevant capacity to that replacement Lender (or Affiliate of a Lender) designated by the Company under subparagraph (ii) above.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	HIBOR.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling each six months after the first day of that Term.

8.3	Margin adjustments

(a)

The Margin will be calculated by reference to the table below and the information set out in the most recent Compliance Certificate and financial statements delivered by the Company in accordance with the terms of this Agreement:

Leverage Ratio	Margin (per cent. per annum)
greater than or equal to 4.00:1.00	2.75
greater than or equal to 3.50:1.00 but less than 4.00:1.00	2.50
greater than or equal to 3.00:1.00 but less than 3.50:1.00	2.25
greater than or equal to 2.50:1.00 but less than 3.00:1.00	2.00
greater than or equal to 2.00:1.00 but less than 2.50:1	1.75
less than 2.00:1.00	1.625

(b)

Any change in the Margin will, subject to paragraph (c) below, apply to each Loan from the Business Day following receipt by the Facility Agent of the Compliance Certificate and the related financial statements indicating such change, provided that any change in the Margin will be calculated by reference to the table above using the information set out in the Compliance Certificate and financial statements which, as of that date, have most recently been delivered to the Facility Agent.

(c)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate or relevant financial statements; or

(ii)	an Event of Default is outstanding,

at the option of the Majority Lenders, the Margin will be the highest applicable rate set out in the table in paragraph (a) above.

(d)

If the Margin has been calculated on the basis of a Compliance Certificate but would have been higher if it had been based on the audited financial statements of the Company in respect of the financial period in which that Compliance Certificate was delivered, the Margin will instead be calculated by reference to those audited financial statements of the Company. Any change will have a retrospective effect. If, in this event, any interest has been paid by the Company on the basis of the Compliance Certificate, the Company must immediately pay to the Facility Agent any additional interest which would have been paid to the Lenders if the Margin had been calculated by reference to the audited financial statements.

8.4	Interest on overdue amounts

(a)

If the Company fails to pay any amount payable by it under the Finance Documents when due, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)

Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be 2 per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection – Loans

(a)	Each Loan has one Term only.

(b)	The Company must select the Term for a Loan in the relevant Request.

(c)

Each Term for a Loan will be one, two, three or six months or any other period shorter than six months agreed by the Company and the Facility Agent or any other period agreed by the Company and all the Lenders which have (or will have) a share in that Loan.

9.2	No overrunning the Final Maturity Date

If a Term for a Loan would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.3	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation or splitting of Loans, but no Term in excess of six months may be agreed by the Facility Agent without the prior consent of all the Lenders which have (or will have) a share in the relevant Loan.

9.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If HIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, HIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)

HIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (local time) on the relevant Rate Fixing Day; or

(ii)

the Facility Agent receives by close of business on the Business Day immediately following the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost of funding its participation in that Loan would be in excess of HIBOR, as appropriate, for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin; and

(ii)

the higher of (A) the rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select and (B) in relation to a market disruption event under subparagraph (a)(ii) above, HIBOR.

10.3	Alternative basis of interest or funding

(a)

If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.	TAXES

11.1	General

In this Clause:

Indirect Tax means any goods and services tax, consumption tax, value added tax or any other tax of a similar nature.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

11.2	Tax gross-up

(a)	The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

If the Company or a Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)

If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If the Company is required to make a Tax Deduction, the Company must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)

Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Except as provided below, the Company must, within five Business Days of demand by the Facility Agent, indemnify a Finance Party against any loss or liability or cost which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Subclause 11.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Subclause 11.2 (Tax gross-up) but was not compensated solely because one of the exclusions in that Subclause applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

(e)	A Finance Party must, on receiving a payment from the Company under this Clause notify the Facility Agent.

11.4	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

the Finance Party must pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Company.

11.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.6	Indirect Tax

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for Indirect Tax purposes are deemed to be exclusive of any Indirect Tax which is or becomes chargeable on that supply, and accordingly, subject to paragraph (b) below, if Indirect Tax is chargeable on any supply made by any Finance Party to any Party under a Finance Document and the Finance Party is required to account for the Indirect Tax, that Party must pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the Indirect Tax (and such Finance Party must promptly provide an appropriate Indirect Tax invoice to that Party).

(b)

If Indirect Tax is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), the Relevant Party must also pay to the Supplier (if that Supplier is required to account for the Indirect Tax) or the Recipient (if the Recipient is required to account for the Indirect Tax) (in addition to and at the same time as paying that amount) an amount equal to the amount of Indirect Tax. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time reimburse and indemnify (as the case may be) the Finance Party against all Indirect Tax incurred by the Finance Party in respect of such costs or expenses but only to the extent that the Finance Party (reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Indirect Tax.

(d)

If Indirect Tax is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by the Finance Party, the Party must promptly give the Finance Party details of its Indirect Tax registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply.

11.7	Determinations by Finance Parties

(a)

A Finance Party which makes a determination of a loss or liability under this Clause must, if that determination is contested by the Company, notify the Company of the basis of its determination, together with reasonable supporting detail (which shall be prima facie evidence of such determination), through the Facility Agent.

(b)	Nothing in this Subclause shall, however, require a Finance Party to disclose any confidential information or any information regarding its internal or external tax affairs or computations.

11.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to subparagraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Facility Agent and the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased Costs

(a)	In this Subclause:

(i)	Basel III means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended; and

(C)	any further guidance or standards published by the Basel Committee relating to “Basel III”; and

(ii)	Basel Committee means the Basel Committee on Banking Supervision.

(b)

Except as provided below in this Clause, the Company must, within five Business Days of demand by the Facility Agent, pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation, in each case after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)

the implementation or application of or compliance with Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other law or regulation which implements Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), in each case after the date of this Agreement.

(c)	Notwithstanding paragraph (b) above:

(i)	the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith; and

(ii)

all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been enacted, adopted and issued after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost which is:

(a)	attributable to a Tax Deduction required by law to be made by the Company or attributable to a Tax calculated by reference to the net income received or receivable by the relevant Finance Party;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for under another Clause or would have been but for an exception to that Clause;

(d)	attributable to a Finance Party or its Affiliate failing to comply with any law or regulation; or

(e)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework”

published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Company of the circumstances giving rise to and the amount of the claim through the Facility Agent.

(b)

Each Finance Party must, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Cost to the Company with reasonable supporting detail, and such certificate shall be prima facie evidence of the amount of the Increased Cost to which it relates.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in Hong Kong as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value by 11.00 a.m. on the due date in immediately available funds or at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

14.3	Distribution

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)

The Facility Agent may (with the consent of the Company or in accordance with Clause 28 (Set-Off)) apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)

Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Hong Kong Dollars.

14.5	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6	Business Days

(a)

If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)

If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses due to the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by the Company.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

(a)	The representations and warranties set out in this Clause are:

(i)	unless otherwise expressed to be given at a specific date, made to each Finance Party by the Company on the date of this Agreement;

(ii)

unless otherwise expressed to be given at a specific date, deemed to be repeated to each Finance Party by the Company on each Utilisation Date (other than a Utilisation Date of a Rollover Loan) and the first day of each Term; and

(iii)	if expressed to given at a specific date, made to each Finance Party by the Company on that date.

(b)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

15.2	Status

(a)	The Company is an exempted company with limited liability, duly formed, validly existing and in good standing under the laws of the Cayman Islands.

(b)	Each of its Subsidiaries is duly formed and validly existing under the laws of the jurisdiction in which it is formed.

(c)	The Company and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

15.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

15.4	Legal validity

(a)	Subject to the Legal Reservations each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its formation.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents in any material respect; or

(c)	any document which is binding upon it in any material respect.

15.6	Compliance

As at the date of this Agreement:

(a)

it is in compliance with all laws and regulations, including, but not limited to, Sanctions, in all material respects and no notices of any material violation of any authorisation has been issued, entered or received by it which are continuing; and

(b)	it is compliance in all material respects with the Transaction Documents to which it is a party.

15.7	No default

(a)	As at the date of this Agreement, no Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any document which is binding on its assets to an extent or in a manner which constitutes a Material Adverse Effect.

15.8	Authorisations

As at the date of this Agreement, all authorisations:

(a)	required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents; and

(b)	necessary for the conduct of the business, trade and ordinary activities of members of the Group and which are material,

have been obtained or effected (as appropriate) and are in full force and effect.

15.9	Financial statements

Its audited financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the financial statements referred to in paragraph (a) of the definition of “Original Financial Statements”):

(a)	have been prepared in accordance with IFRS consistently applied; and

(b)	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

15.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.11	Litigation

(a)

As of the date of this Agreement, no litigation, arbitration, expert determination, alternative dispute resolution or administrative proceedings against it are current or, to its knowledge, pending or threatened, which has or may reasonably be expected to have a Material Adverse Effect.

(b)	As of the date of this Agreement, no labour disputes are current or, to its knowledge, threatened which has or may reasonably be expected to have a Material Adverse Effect.

15.12	IP Rights

(a)	The Company has the legal right to use the trade name “MGM” in connection with the pursuit of its business in Macau.

(b)	As of the date of this Agreement, there are no intellectual property rights other than the trade name “MGM” which are material to the business of the Group.

15.13	Environment

(a)	As at the date of this Agreement, it has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has complied with:

(i)	the terms and conditions of such Environmental Approvals; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would constitute a Material Adverse Effect.

(b)

As at the date of this Agreement, there is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim against any member of the Group which would, or may reasonably be expected to have, a Material Adverse Effect.

(c)

There are, to its knowledge, no circumstances that may prevent or interfere with its compliance with the terms and conditions of all Environmental Approvals required for the carrying on of its business.

15.14	Information

(a)

In this Subclause, Information means all information made available by or on behalf of any member of the Group to the Finance Parties in connection with the transactions contemplated by the Finance Documents, whether such information is provided prior to, on or after the date of this Agreement.

(b)

All Information (other than the financial projections) provided to any Finance Party by or on behalf of any member of the Group on or prior to the date of this Agreement was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given and nothing has been omitted from such Information and no Information has been given or withheld that would result in the Information being untrue or misleading in any material respect.

(c)

As of the date of this Agreement, any financial projections contained in the Information were prepared on the basis of recent historical information and on the basis of assumptions believed by the Company to be reasonable as of the date of the preparation of such projections in each case (but subject to the inherent uncertainty associated with all financial projections and with no assurance that any such financial projections will be achieved).

(d)

All other Information provided by any member of the Group to the Finance Parties is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

15.15	Assets

It has a good and valid title to, or valid leases or licences of, and all appropriate authorisations to use, all assets necessary to conduct its business as it is being or will be conducted.

15.16	Financial Indebtedness and Security Interests

As at the date of this Agreement, the incurrence of the maximum amount of Financial Indebtedness made available under this Agreement by the Company does not and will not breach the terms of any material contract to which any member of the Group is party or to which the assets of any member of the Group are subject.

15.17	Insurance

As at the date of this Agreement:

(a)	there is no outstanding insured loss or liability incurred by it which is US$10,000,000 (or its equivalent) or more which is not expected to be covered to the full extent of that loss or liability;

(b)

there has been no non-disclosure, misrepresentation or breach of any term of any material Insurance which would entitle any insurer of that Insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group; and

(c)	no insurer of any material Insurance is in run-off or has entered into any insolvency proceedings which are still pending or current.

15.18	Taxes on payments

(a)

It is not overdue (taking into account any grace periods granted or attached thereto) in the filing of any Tax returns or filings relating to any material amount of Tax and it is not overdue in the payment of any material amount of, or in respect of, Tax.

(b)	No claim or investigations by any Tax authority are being made or conducted against it which would constitute a Material Adverse Effect.

(c)	As at the date of this Agreement, for Tax purposes, it is resident only in the jurisdiction of its formation.

(d)	As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

15.19	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of formation in respect of any Finance Document except that stamp duty will be payable on any Finance Document executed in, brought into or produced before a court in the Cayman Islands.

15.20	Immunity

(a)

The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of formation in relation to any Finance Document.

15.21	No adverse consequences

As at the date of this Agreement:

(a)	it is not necessary under the laws of its jurisdiction of formation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party is licensed, qualified or otherwise entitled to carry on business in its jurisdiction of formation; and

(b)

no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of formation by reason only of the entry into, performance or enforcement of any Finance Document.

15.22	Jurisdiction/governing law

(a)	Subject to the Legal Reservations:

(i)	its:

(A)	irrevocable submission under the Finance Documents to the jurisdiction of the courts of England; and

(B)	agreement that each of the Finance Documents which are expressed to be governed by English law are governed by English law; and

(ii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its Relevant Jurisdiction.

(b)	Any judgment obtained in England will be recognised and be enforceable by the courts of its Relevant Jurisdiction.

15.23	Authorised Signatures

Any person specified as its authorised signatory pursuant to any document required to be delivered under Schedule 2 (Conditions Precedent Documents) or Subclause 16.5 (Information – miscellaneous) is authorised to sign Requests and other documents or notices on its behalf.

15.24	No Material Adverse Effect

As at each Utilisation Date (other than a Utilisation Date for a Rollover Loan) no event or series of events has occurred which constitutes a Material Adverse Effect.

16.	INFORMATION COVENANTS

16.1	Financial statements

The Company must supply to the Facility Agent (by the provision of a copy thereof or a link to its website):

(a)	its audited consolidated financial statements for each of its financial years within 90 days of the end of each of its financial years (or any longer period permitted by the Listing Rules); and

(b)

its unaudited consolidated financial statements for each of its financial quarters (other than in respect of the fourth consecutive financial quarter in each of its financial years) within 45 days of the end of each of its financial quarters (or any longer period permitted by the Listing Rules).

16.2	Form of financial statements

(a)

The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the Company as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)

sufficient information in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 17 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the relevant audited consolidated financial statements.

Any reference in this Agreement to “financial statements” shall be construed as a reference to the financial statements of the Company adjusted to reflect any change in the basis upon which the relevant audited consolidated financial statements were prepared.

(d)

If there is any change in the basis on which the audited financial statements of the Company are prepared and if requested by the Facility Agent or the Company, the Company and the Facility Agent must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened.

(e)

If the Company provides any notification under paragraph (b) above it must ensure that its audited financial statements provide an explanation from the Auditors which is consistent with any description provided by the Company under paragraph (c) above for any change to the manner in which the Company’s audited consolidated financial statements are prepared.

16.3	Compliance Certificate

(a)

The Company must supply to the Facility Agent, with each set of its financial statements sent to the Facility Agent under this Agreement, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 17 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate must be signed by the chief financial officer of the Company.

16.4	Auditors

(a)	The Company must ensure that at all times the Auditors are appointed to audit its consolidated annual financial statements.

(b)	The Company may only replace its Auditors only with another internationally recognised firm of certified public accountants.

(c)	If, at any time after an Event of Default occurs, the Facility Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Facility Agent may notify the Company, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, the Company must ensure that the Auditors are authorised (at the expense of the Company) to discuss the financial position of each member of the Group with the Facility Agent on request from the Facility Agent in the presence of one or more representatives of the Company designated by the Company.

16.5	Information – miscellaneous

(a)	Subject paragraph (b) below, the Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(i)

at the same time as they are despatched, copies of all material documents despatched by the Company or by any member of the Group to any class or classes of its creditors to which it owes Financial Indebtedness, for each such class of creditors, in an aggregate principal amount exceeding US$20,000,000;

(ii)

promptly upon becoming aware of them, details of any current, threatened or pending litigation, arbitration or administrative proceedings against any member of the Group which have, or may reasonably be expected to have, a Material Adverse Effect;

(iii)

promptly upon becoming aware of them, details of any authorisations as referred to in Subclause 18.2 (Authorisations) obtained or effected being amended, renewed or otherwise modified, or any authorisations not being obtained or effected when required or ceasing to be in effect;

(iv)	prior to entry into of any such arrangement, details of any proposed Performance Bond or Performance Bond Facility to be entered into by any member of the Group;

(v)	promptly on request, a list of the then current Subsidiaries of the Company;

(vi)

promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party through the Facility Agent may reasonably request; and

(vii)	promptly, notice of any change in authorised signatories of the Company signed by a director or company secretary of the Company accompanied by specimen signatures of any new authorised signatories.

(b)	The Company shall not be required to supply any information requested by the Facility Agent under paragraph (a) above if the provision of such information by the Company:

(i)	is not permitted under the Listing Rules or any applicable law or other regulation; or

(ii)

could reasonably be expected to result in the Company, under any applicable law or regulation, being obliged to make an announcement or disclose information under the Listing Rules or otherwise to its shareholders in circumstances where it would not otherwise be required to make such an announcement or disclosure.

16.6	Notification of Default and breach of certain representations

The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

16.7	Financial year and quarter end

The Company must not change its financial year or any financial quarter end unless required to do so by applicable law or by applicable auditing or financial standards.

16.8	Customer due diligence requirements

(a)

The Company must, as soon as reasonably practicable following a request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all relevant applicable customer due diligence requirements.

(b)

Each Lender must, promptly on the request of the Facility Agent, supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all customer due diligence requirements.

17.	FINANCIAL COVENANTS

17.1	Financial covenant definitions

In this Clause:

EBITDA means, for any period, Net Income for such period adjusted by:

(a)	adding, without duplication and to the extent deducted in arriving at Net Income, the sum of:

(i)	Non-Gaming Tax;

(ii)	amortisation or write-off of debt discount and debt issuance costs and interest, commissions, discounts and other fees and charges associated with Financial Indebtedness (including the Loans);

(iii)	depreciation and amortisation expense;

(iv)	amortisation of intangibles (including goodwill);

(v)	the aggregate of all non-cash items which otherwise have the effect of decreasing Net Income;

(vi)	any foreign currency exchange losses;

(vii)	any extraordinary expenses or losses; and

(viii)	any pre-opening and start-up expenses incurred by any member of the Group prior to the opening date of MGM Cotai; and

(b)	subtracting, without duplication and to the extent included in determining such Net Income, the sum of:

(i)	interest income;

(ii)	the aggregate of all non-cash items which otherwise have the effect of increasing Net Income;

(iii)	any foreign currency exchange gains; and

(iv)	any extraordinary income or gains,

in each case with such adjustments being determined in accordance with IFRS, consistently applied.

Interest Charges means for any period, capitalised and non-capitalised interest in respect of Financial Indebtedness of the Group during that period (eliminating inter-company items) and any fees payable under Subclause 22.2 (Commitment Fee) during that period, in each case determined in accordance with IFRS, consistently applied.

Interest Coverage Ratio means, on an Accounting Date, the ratio of:

(a)	EBITDA; to

(b)	Interest Charges,

in each case, for the 12 month period ending on that Accounting Date.

Leverage Ratio means, on any Accounting Date, the ratio of:

(a)	Total Debt on that Accounting Date; to

(b)	EBITDA for the 12 month period ending on that Accounting Date.

Net Income means, for any period, the consolidated net income (or loss) of the Company for such period, determined in accordance with IFRS consistently applied.

Non-Gaming Tax means, for any period, income tax other than gaming tax and other obligatory social contributions in respect of gaming concessions and deducted in arriving at Net Income for that period.

Total Debt means, at any time, the aggregate principal amount of all Financial Indebtedness of the Group other than:

(a)	any Financial Indebtedness under a Performance Bond Facility (except to the extent of actual drawings thereunder);

(b)	any Financial Indebtedness owed to another member of the Group;

(c)	any Financial Indebtedness of the Group on non-recourse terms; and

(d)

any Financial Indebtedness up to an aggregate amount of US$500,000,000 or its equivalent falling under paragraph (j) of the definition of “Financial Indebtedness” which has been incurred by a member of the Group in respect of and to the extent required under any bond facility which is procured in relation to any contractor’s lien over assets of the Group except:

(i)	to the extent that any member of the Group is in default (howsoever described) under such bond facility; or

(ii)	where any such Financial Indebtedness does not constitute current liabilities of the member of the Group,

provided that, in determining Total Debt, Financial Indebtedness arising from derivative transactions will be included solely to the extent of the net mark-to-market liability of the Group under those transactions, unless a termination or similar amount in respect of that derivative transaction is due and unpaid by a member of the Group, in which case the amount unpaid will be used to calculate its amount.

17.2	Interpretation

(a)	Each accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than Hong Kong Dollars is to be taken into account at:

(i)	its Hong Kong Dollar equivalent on the day the relevant amount falls to be calculated; or

(ii)

if the amount is to be calculated on the last day of a financial period of the Company, its amount in Hong Kong Dollars based on the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

17.3	Leverage Ratio

The Company must ensure that the Leverage Ratio does not, on each Accounting Date, exceed 4.50 to 1.00.

17.4	Interest Coverage Ratio

The Company must ensure that, on any Accounting Date, the Interest Coverage Ratio is not less than 2.50 to 1.

18.	GENERAL COVENANTS

18.1	General

(a)

The Company agrees, for the benefit of each Finance Party, to be bound by the covenants set out in this Clause on and from the date of this Agreement to (and including) the Final Maturity Date (or, if earlier, the date on which all amounts outstanding under the Finance Documents are unconditionally and irrevocably paid and no Commitment is in force).

(b)	Where a covenant is expressed to apply to any member of the Group which is not the Company, the Company must ensure that its Subsidiaries perform that covenant.

18.2	Authorisations

(a)	The Company must promptly:

(i)	obtain, maintain in full force and effect and comply with the terms; and

(ii)	supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document and the transaction contemplated by it.

(b)	The Company must promptly:

(i)	obtain, maintain and comply with the terms; and

(ii)	upon request, supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to enable it to carry on its business in the ordinary course of business.

18.3	Compliance

(a)

The Company must comply in all respects with all laws and regulations, including, but not limited to, Sanctions, to which it is subject where failure to do so constitutes or could be reasonably be expected to constitute a Material Adverse Effect.

(b)	The Company must comply in all material respects with its obligations under the Transaction Documents (other than a Finance Document) to which it is a party.

18.4	Pari passu ranking

The Company must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of formation or any other jurisdiction where it carries on business.

18.5	Negative pledge

(a)	Except for any Permitted Security, no member of the Group may create or allow any Security Interest to exist on any of its assets.

(b)	Except for any Permitted Security, no member of the Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

18.6	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of any asset which:

(i)

constitutes part of the land and/or buildings constituting the MGM Macau or the MGM Cotai or, in respect of the land and/or buildings constituting part of the MGM Macau or the MGM Cotai, comprises any share or equity interest in any person that owns such land and/or buildings; or

(ii)	is necessary for the continued operation of the business conducted at the MGM Macau or the MGM Cotai.

(b)	Subparagraph (a)(i) above does not apply to any disposal:

(i)	constituted by a Security Interest that is a Permitted Security;

(ii)	required as a result of any dedication of minor strips and gores of land to any Governmental Agency for public purposes; or

(iii)	which is a Permitted Lease.

18.7	Continuation of business of Principal Resorts

The Company must ensure that the Group continues to own and operate the MGM Macau and the MGM Cotai, as integrated casino resorts.

18.8	Mergers

The Company may not enter into any amalgamation, merger or reconstruction other than a Permitted Transaction and only if such amalgamation, merger or reconstruction does not materially prejudice or adversely affect:

(a)	the ability of the Company to perform its obligations under, or the validity or enforceability of, any Transaction Document; or

(b)	the rights of the Finance Parties under the Finance Documents.

18.9	Environmental matters

(a)	Each member of the Group must:

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so constitutes or could be reasonably be expected to constitute a Material Adverse Effect or result in any liability for a Finance Party.

(b)	The Company must, promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim started, or to its knowledge, threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has a Material Adverse Effect, or may reasonably be expected to either have a Material Adverse Effect or result in any liability for a Finance Party.

18.10	Permitted Swap Transactions

No member of the Group may enter into any derivative transaction other than a Permitted Swap Transaction.

18.11	IP Rights

(a)

Each member of the Group must take such steps as are necessary and commercially reasonable (including, where appropriate, the institution of legal proceedings) to prevent third parties infringing the Group’s intellectual property rights.

(b)

The Company must ensure that it has the legal right to use the trade name “MGM” in connection with the pursuit of its resort casino business and other related lodging and ancillary businesses in Macau.

18.12	Insurances

(a)	In this Clause:

(i)

a prudent owner means a prudent owner and operator of any business, and of assets of a type and size, similar in all cases to those owned and operated by the relevant member of the Group in a similar location; and

(ii)

Insurance (the new Insurance) shall be on reasonable commercial terms if (without prejudice to any other terms that may be commercially reasonable) the premium payable in respect of the new Insurance is not more than 125 per cent. of the premium paid by the Group for the Insurance covering the same risks as the new Insurance in the immediately preceding year.

(b)	Each member of the Group must ensure that its Insurances:

(i)

are materially consistent with the Insurances in place as of the date of this Agreement, provided that such Insurances may be modified consistent with the availability of coverage in the international insurance market on reasonable commercial terms;

(ii)	cover all risks that are required to be insured against under any applicable law or regulation; and

(iii)	cover all risks which a prudent owner would insure against (as reasonably determined by the Company).

(c)

Each member of the Group must ensure that the Insurances are with, or it has ultimate recourse in respect of all insured losses under the Insurances to, an insurance company or underwriter which is of international standing and is not a captive insurer which is a member of the Group.

18.13	Amendments to documents

(a)	Subject to paragraph (b) below, no member of the Group may:

(i)	amend its memorandum or articles of association or other constitutional documents; or

(ii)	amend, waive or replace any term of any Concession Contract,

in a manner which will, or is reasonably likely to, affect the Company’s ability to make payments under the Finance Documents or will otherwise materially and adversely affect the interests of the Finance Parties under the Finance Documents.

(b)	Subparagraph (a)(i) above does not apply to any actions which are reasonably required to consummate a Permitted Transaction.

(c)	The Company must promptly supply to the Facility Agent a copy of any amendment to or waiver of any of the documents referred to in paragraph (a) above.

18.14	Access

(a)

Subject to any applicable laws or regulations restricting such actions, upon reasonable notice being given by the Facility Agent, each member of the Group must allow any one or more representatives of the Facility Agent or accountants or other professional advisers (other than construction consultants) appointed by the Facility Agent (at the Company’s expense) to have access during normal business hours to the premises, assets, books and records of that member of the Group, provided that any representative of that member of the Group may, if they so choose, be present.

(b)	The Facility Agent may not give notice under paragraph (a) above more than once every financial year unless it reasonably believes that a Default is outstanding.

18.15	Taxes

(a)

Each member of the Group must pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them to the extent required by IFRS; and

(iii)	failure to pay those Taxes does not constitute a Material Adverse Effect.

(b)	The Company may not change its residence for Tax purposes.

18.16	Sanctions

(a)	Each member of the Group must ensure that:

(i)	it is not the subject of any Sanctions;

(ii)

it is not located, organised or residing in any Designated Jurisdiction, or participating in or facilitating a transaction or business in a Designated Jurisdiction or, subject to paragraph (d) below, involving any person who is the subject of Sanctions; and

(iii)

subject to paragraph (d) below, on the date of this Agreement, none of its directors, officers, agents, employees or affiliates (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended) (a relevant person) are the subject of any Sanctions.

(b)

No member of the Group shall directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person that, at the time of such financing, is the subject of any Sanctions, or in any Designated Jurisdiction.

(c)

Without prejudice to paragraph (b) above, none of the funds or assets of the Company that are used to pay any amount due pursuant to this Agreement shall constitute funds knowingly obtained from transactions with or relating to Designated Persons or Designated Jurisdictions.

(d)	The Company will not be in breach of:

(i)	the relevant part of subparagraph (a)(ii) above, if the relevant member of the Group does not have knowledge that the relevant person is the subject of Sanctions; or

(ii)	subparagraph (a)(iii) above, if the relevant member of the Group does not have knowledge that the relevant person is the subject of Sanctions on the date of this Agreement.

(e)	Each member of the Group must ensure that:

(i)

it has in place customary procedures designed to identify if any of its directors, officers and agents, at the time of its engagement with or appointment of such relevant person(s), is the subject of any Sanctions; and

(ii)

it will terminate its engagement with or appointment of any of its relevant person(s) promptly upon any member of the Group having knowledge that such relevant person being the subject of any Sanctions.

18.17	FCPA

(a)	Each member of the Group must ensure that:

(i)	it does not: and,

(ii)	subject to paragraph (b) below, none of its directors, officers, agents, employees or other persons associated with or acting on behalf of any member of the Group (a relevant FCPA person) shall,

use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violate any provision of the FCPA; or make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable law or regulation equivalent to the FCPA.

(b)

The Company will not be in breach of subparagraph (a)(ii) above if the relevant member of the Group does not have knowledge that the relevant FCPA Person is engaged in any of the activities set out in paragraph (a) above.

(c)	Each member of the Group must ensure that:

(i)	it has in place customary procedures designed to monitor the engagement by its directors, officers and employees in any of the activities set out in paragraph (a) above; and

(ii)

it will terminate its engagement with or appointment of any of its relevant FCPA person promptly upon any member of the Group having knowledge that that relevant FCPA person has engaged in any of the activities set out in paragraph (a) above.

18.18	Money Laundering Laws

(a)	Each member of the Group must ensure that:

(i)

it is in material compliance with all applicable anti-money laundering laws (including but not limited to applicable financial record keeping and reporting requirements and money laundering statutes in Macau, and, to the best of its knowledge and belief, all jurisdictions in which it conducts business or which are otherwise applicable to it) and all applicable rules, regulations and guidelines issued, administered or enforced by any Governmental Agency pursuant to such laws (collectively, Money Laundering Laws);

(ii)

on the date of this Agreement, no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving any member of the Group with respect to Money Laundering Laws is pending and, subject to paragraph (b) below, no such actions, suits or proceedings are threatened or contemplated; and

(iii)	on the date of each Request, there is no such action, suit or proceeding pending which may reasonably be expected to have a Material Adverse Effect.

(b)

The Company will not be in breach of subparagraph (a)(ii) above in respect of the actions, suits or proceedings referred to therein if the relevant member of the Group does not have knowledge of the relevant actions, suits or proceedings on the date of this Agreement.

(c)	Each member of the Group must be in material compliance with the U.S. International Money Laundering Abatement and the U.S. Terrorism Financing Act of 2001.

18.19	Anti-Terrorism Laws

(a)	Subject to paragraph (b) below, no member of the Group shall, nor shall any of their respective brokers or other agents acting or benefiting in any capacity in connection any Loan:

(i)	be in violation of any Anti-Terrorism Law;

(ii)	be a Designated Person; or

(iii)	deal in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

(b)

The Company will not be in breach of subparagraph (a) above in respect of the circumstances or activities of any brokers or agents of the Group which are restricted under subparagraphs (a)(i) to (a)(iii) above (inclusive) if the Company does not have knowledge of the relevant circumstances or activities.

(c)	Each member of the Group must ensure that:

(i)

it has in place customary procedures designed to identify, at the time of engagement with or appointment of its broker or agent acting or benefiting in any capacity in connection with any Loan, if any of the circumstances or activities that are restricted under subparagraphs (a)(i) to (a)(iii) above applies to or is undertaken by such broker or agent; and

(ii)

it will terminate its engagement with or appointment of any such broker or agent promptly upon any Group having knowledge that any of the circumstances or activities that are restricted under subparagraphs (a)(i) to (a)(iii) above applies to or is undertaken by that broker or agent.

18.20	Maintenance of listing status

The Company shall use its best efforts to maintain its listing status on The Stock Exchange of Hong Kong Limited.

19.	DEFAULT

19.1	Events of Default

Each of the events or circumstances set out in this Clause (other than Subclause 19.13 (Acceleration)) is an Event of Default.

19.2	Non-payment

(a)	The Company does not pay on the due date any amount of principal payable by it under the Finance Documents in the manner required under the Finance Documents.

(b)	The Company does not pay any amount of interest or fees payable by it under the Finance Documents in the manner and on the date required under the Finance Documents within five days of that date.

(c)

The Company does not pay any other amount payable by it under the Finance Documents in the manner required under the Finance Documents within ten days of the date of a demand by any Finance Party to whom the amount (or part of the amount) is due or the Facility Agent on behalf of the relevant Finance Party to whom the amount (or part of the amount) is due.

19.3	Breach of other obligations

(a)

The Company does not comply with any term of Clause 17 (Financial Covenants), Subclause 18.4 (Pari passu ranking), Subclause 18.7 (Continuation of business of Principal Resorts) or Subclause 18.8 (Mergers).

(b)	The Company does not comply with any term of the Finance Documents (other than any term referred to in Subclause 19.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice of the failure to comply by the Company and the Company becoming aware of the non-compliance.

19.4	Misrepresentation

A representation or warranty made or deemed to be repeated by the Company in any Finance Document or in any certificate, document or financial or other statement delivered by or on behalf of the Company at any time under or in connection with any Finance Document shall prove to have been incorrect in any material respect on or as of the date made or deemed to be repeated and the events or omissions giving rise to such misrepresentation, if capable of remedy and such delay in remedying could not otherwise reasonably be expected to have a Material Adverse Effect, are not remedied so that the original representation or statement is true and correct in all material respects to the reasonable satisfaction of the Facility Agent on the day falling 30 days after the Company becomes aware of such representation.

19.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect to an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness referred to in paragraphs (a) to (c) above does not exceed US$50,000,000 (or its equivalent).

19.6	Insolvency

(a)	The Company or the Group (taken as a whole) is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent.

(b)	The Company admits its inability to pay its debts as they fall due.

(c)	The Company suspends making payments on any of its debts or announces an intention to do so.

(d)	Any indebtedness of the Company, the aggregate amount of which exceeds US$50,000,000 (or its equivalent), is subject to a moratorium.

(e)

Any Security Interest is enforced over any of the assets of the Company where the indebtedness which is secured by such Security Interests (when aggregated with the indebtedness which is secured by of all other assets of the Company over which any Security Interest has also been enforced) exceeds US$50,000,000 (or its equivalent).

19.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of the Company:

(i)	any step is taken with a view to the suspension of payments, a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors;

(ii)

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)

any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)

its shareholders, directors or other officers request the appointment of, or give written notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)

a petition for winding-up presented by a person which is being contested in good faith and with due diligence and is discharged, vacated, withdrawn or struck out within 60 days of its commencement or issuance.

19.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event by any creditor or creditors of any member of the Group occurs in respect of a payment obligation in an aggregate amount which exceeds US$50,000,000 (or its equivalent) is not discharged within 14 days.

19.9	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

(b)	A member of the Group repudiates or revokes a Finance Document or evidences an intention to repudiate or revoke a Finance Document to which it is a party.

19.10	Nationalisation

The authority or ability of the Company or the Group to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person, including in respect of the land at the MGM Macau or the land at the MGM Cotai.

19.11	Loss of Concession

(a)

Any event after which none of the Company nor any Subsidiary of the Company has such licenses, concessions, subconcessions or other permits or authorisations as are necessary for the Company and its Subsidiaries to own or manage casino or gaming areas or operate casino games of fortune and chance in Macau in substantially the same manner and scope as the Company and its Subsidiaries are entitled to at the date of this Agreement, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its Subsidiaries, taken as a whole.

(b)

The termination, rescission, revocation or modification of any Gaming License which has a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any termination or rescission resulting from or in connection with any renewal, tender or other process conducted by the Macau Government in connection with the granting or renewal of any Gaming License; provided that such renewal, tender or other process results in the granting or renewal of the relevant Gaming License.

19.12	Judgments

Any one or more judgments or orders is made against any member of the Group involving an aggregate liability (not paid or fully covered by Insurance) which exceeds US$50,000,000 (or its equivalent) unless all those judgments and orders are vacated, discharged or stayed pending appeal within 30 days of their being made.

19.13	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

20.	THE ADMINISTRATIVE PARTIES

20.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)

perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

20.2	The Arrangers

(a)	Except as specifically provided in this Agreement, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

(b)

If any person ceases to be a Lender pursuant to the terms of this Agreement and that person is also an Arranger, that person will cease to be Arranger at the same time as it ceases to be a Lender provided that that person shall be entitled to the continuing benefit of this Clause for the period during which they were an Arranger.

20.3	No fiduciary duties

Except as specifically provided in a Finance Document:

(a)	nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

20.4	Individual position of an Administrative Party

(a)

If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers in the same way as any other Lender, notwithstanding that it may also be an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

20.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by the Company is made on behalf of and with the consent and knowledge of the Company;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(e)	act under the Finance Documents through its personnel and agents.

20.6	Majority Lenders’ instructions

(a)

The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

20.7	Responsibility

(a)

No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document by any person other than that Administrative Party.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)

has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

20.8	Exclusion of liability

(a)

No Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)

The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any customer due diligence requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)

Each Finance Party confirms to each Administrative Party that it is solely responsible for any customer due diligence requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

20.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

20.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)

either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(d)

In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)

The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

20.11	Indemnities

(a)

Without limiting the liability of the Company under the Finance Documents, each Lender must, subject to any right of set-off in respect of any sum owing by the Facility Agent to that Lender, indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the

Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed by the Company under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

20.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

20.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving 30 days’ notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The persons appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)

Notwithstanding any failure or inability to appoint a successor Facility Agent under paragraph (b) or (c) above, the resignation of the Facility Agent under paragraph (b) above shall become effective at the end of the 30-day notice period referred to therein.

(f)	The resignation of the Facility Agent under paragraph (a) above and the appointment of any successor Facility Agent will both become effective only when the following conditions have been satisfied:

(i)	the successor Facility Agent notifies all the Parties that it accepts its appointment;

(ii)	the successor Facility Agent confirms that the rights under the Finance Documents (and any related documentation) have been transferred or assigned to it; and

(iii)

no Finance Party (other than the Facility Agent) has notified the Facility Agent that it is not satisfied with the credit worthiness of the proposed successor Facility Agent within seven days of the Facility Agent’s notification under paragraph (a) above.

On satisfaction of the conditions set out above the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(g)	The retiring Facility Agent must, at its own cost:

(i)

make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and

(ii)

enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.

(h)

Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (g) above, it will have no further obligations under any Finance Document.

(i)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(j)

The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)

the Facility Agent fails to respond to a request under Subclause 11.8 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Facility Agent pursuant to Subclause 11.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

20.14	Relationship with Lenders

(a)

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Offices until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)

The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Offices and contact details for the purposes of this Agreement.

20.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

Without prejudice to Subclause 12.3(b) (Claims), any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

22.	FEES

22.1	Agents’ fees

The Company must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Fee Letter entered into between the Facility Agent and the Company.

22.2	Commitment Fee

(a)

The Company must pay to the Facility Agent for the account of each Lender a Commitment Fee computed from and including the date of this Agreement at the rate of the relevant Commitment Fee on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)	Accrued Commitment Fees are payable to the Facility Agent for the account of the relevant Lenders quarterly in arrears during the Availability Period and on the earlier of:

(i)	the last day of the Availability Period; and

(ii)	the date a relevant Commitment is cancelled in full.

(c)

The Commitment Fee will be calculated by reference to the table below and the information set out in the most recent Compliance Certificate and financial statements delivered by the Company in accordance with the terms of this Agreement:

Leverage Ratio	Commitment Fee (per cent. per annum)
greater than or equal to 4.00:1.00	1.00
greater than or equal to 3.50:1.00 but less than 4.00:1.00	0.90
greater than or equal to 3.00:1.00 but less than 3.50:1.00	0.80
greater than or equal to 2.50:1.00 but less than 3.00:1.00	0.70
greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.60
less than 2.00:1.00	0.50

(d)

Any change in the Commitment Fee will, subject to paragraph (c) (above), apply to all Commitments from the Business Day following receipt by the Facility Agent of the Compliance Certificate and financial statements provided that the change to the Commitment Fee (if any) will apply on that date and will be calculated by reference to the table above using the information set out in the Compliance Certificate and financial statements which, as of that date, have most recently been delivered to the Facility Agent under this Agreement.

(e)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate or relevant financial statements; or

(ii)	an Event of Default is outstanding,

at the option of the Majority Lenders, the Commitment Fee will be the highest applicable rate, being 1.00 per cent. per annum.

(f)

If the Commitment Fee has been calculated on the basis of a Compliance Certificate but would have been higher if it had been based on the audited financial statements of the Company in respect of the financial period in which that Compliance Certificate was delivered, the Commitment Fee will instead be calculated by reference to those audited financial statements of the Company. Any change will have a retrospective effect. If, in this event, any amount of commitment fee has been paid by the Company on the basis of the Compliance Certificate, the Company must immediately pay to the Facility Agent any shortfall in the amount which would have been paid to the Lenders if the Commitment Fee had been calculated by reference to the subsequent financial statements.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)

The Company must, as an independent obligation, within 15 days of a demand by a Finance Party, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)

Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)	The Company must, within 15 days of a demand by the Facility Agent, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	the information produced or approved by the Company being or being alleged to be misleading or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Company or with respect to the transactions contemplated or financed under this Agreement;

(iv)

any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(v)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan;

(vi)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement;

(vii)	the use or proposed use of any Commitment or Loan; or

(viii)	that Finance Party being a party to any Finance Document.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Company must, within 15 days of a demand from the Facility Agent, indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

23.3	Break Costs

(a)	The Company must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender (acting reasonably) by which:

(i)

the interest (excluding Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)

the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)

Each Lender must supply to the Facility Agent for the Company, as soon as practicable after a demand by the Company, a certificate of the amount of any Break Costs claimed by it under this Subclause confirming the amount of such Break Costs with reasonable supporting detail, and such certificate shall be prima facie evidence of the amount of the Break Costs to which it relates.

24.	EXPENSES

24.1	Costs

The Company must, within 15 days of a demand from the Facility Agent, pay to each Administrative Party the amount of all documented costs and expenses (including reasonable and documented legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation and entry into any Finance Document (or any document referred to in it it) entered into prior to, on or after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by a Finance Document.

24.2	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including documented legal fees) incurred by it in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Documents; or

(b)	any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a)

Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

25.2	Exceptions

(a)	Subject to Clause 25.3 (Replacement of Screen Rate), an amendment or waiver which relates to:

(i)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(ii)	a reduction in the Margin or a reduction in the amount of any payment or change in currency of principal, interest, fees or other amount payable to a Lender under the Finance Documents;

may only be made with the consent of the affected Lenders.

(b)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Subclause 1.1 (Definitions);

(ii)	an increase in, or an extension of, a Commitment or the Total Commitments;

(iii)	an extension of the Availability Period;

(iv)	a change to the Company;

(v)	a release of the Company other than in accordance with the terms of this Agreement and the other Finance Documents;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender or each affected Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(viii)

Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 7.1 (Illegality), Clause 7.9 (Miscellaneous provisions), Clause 26 (Changes to the Parties), Clause 29 (Pro Rata Sharing), Clause 36 (Governing law), or Clause 37.1 (Jurisdiction); or

(ix)	this Clause,

may only be made with the consent of all the Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(d)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

25.3	Replacement of Screen Rate

(a)	Subject to paragraph (c) of Clause 25.2 (Exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	For the purposes of this Clause 25.3:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Benchmark will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(b)

(i)

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than ten Business Days; or

(d)	in the opinion of the Majority Lenders and the Company, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

25.4	Replacement of Non-Consenting Lenders

(a)

If any Lender is a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Clause 26 (Changes to the Parties)), all of its interests, rights and obligations under the Finance Documents to any person that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)	no Default is outstanding at the time of the assignment or delegation or would be outstanding as a result of it;

(ii)

such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Finance Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii)	such assignment does not conflict with applicable law; and

(iv)	the applicable assignee shall have consented to the applicable amendment, waiver or consent which resulted in that Lender becoming a Non-Consenting Lender.

(b)

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(c)

Each Non-Consenting Lender shall be entitled to the continuing benefit of the indemnities provided to the Non-Consenting Lender under Clause 23 (Indemnities and Break Costs) in respect of any action or omission which occurred, or which is alleged to have occurred, during the period in which they were a Lender (unless the Non-Consenting Lender has already been indemnified by the Company under a Finance Document for that action or omission).

(d)

Where a Lender is a Non-Consenting Lender and has made or is required to make an assignment and/or delegation under this Subclause, and that Non-Consenting Lender (or any of its Affiliates) is also a Finance Party in another capacity or capacities, that Non-Consenting Lender (or that Affiliate) acting in each such capacity (the outgoing Finance Party) shall, on the date on which it makes the assignment and/or delegation under this Subclause in its capacity as a Lender, be considered for the purposes of this Agreement to have resigned from each of its other capacities as a Finance Party and such resignation by the outgoing Finance Party in each of its other capacities shall be deemed to have become effective on the date on which:

(i)

arrangements satisfactory to the outgoing Finance Party have been put in place to ensure that no amounts which are or may be owed to it in each such capacity will remain outstanding after that date and that indemnities reasonably acceptable to that outgoing Finance Party for any further loss or liability which it might incur for having acted in each such capacity have been provided;

(ii)	the Company has designated another Lender (or Affiliate of a Lender) as replacement for the outgoing Finance Party in each relevant capacity under the Finance Documents; and

(iii)

the outgoing Finance Party has assigned all of its interests, rights and obligations in each relevant capacity to that replacement Lender (or Affiliate of a Lender) designated by the Company under subparagraph (d)(ii) above.

25.5	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines necessary to reflect the change.

25.6	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

26.2	Assignments and transfers by Lenders

Subject to the following provisions of this Clause, a Lender (the Existing Lender) may at any time:

(a)	assign any of its rights; or

(b)	transfer either by way of novation or by way of assignment, assumption and release any of its rights or obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

26.3	Conditions to assignment or transfer – consents

The consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding provided that, in the case of any assignment or transfer of any Commitment or any Loan, the New Lender must already be a Lender, unless the Company has given its prior written consent to the contrary. Any required consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless it is expressly refused within that time.

26.4	Other conditions to assignment or transfer

(a)

The Facility Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all customer due diligence requirements to its satisfaction (acting reasonably). The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(b)	If the consent of the Company is required for any assignment or transfer, the Facility Agent shall not enter into a Transfer Certificate if the Company withholds its consent.

(c)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of HK$25,000.

(d)	Each assignment or transfer by a Lender under this Clause must be in a minimum amount of HK$40,000,000 or its equivalent.

26.5	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been a Lender.

26.6	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:

Transfer Date means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent enters into that Transfer Certificate.

(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent enters into it.

(c)	Where a transfer is to be effected by an assignment, assumption and release, on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the New Lender will assume obligations equivalent to those obligations of the Existing Lender expressed to be the subject of the assumption in the Transfer Certificate;

(iii)

to the extent the obligations referred to in subparagraph (ii) above are effectively assumed by the New Lender, the Existing Lender will be released from its obligations referred to in the Transfer Certificate; and

(iv)	the New Lender will become a party to this Agreement as a Lender and will be bound by the obligations of a Lender under this Agreement.

(d)	Where a transfer is to be effected using a novation on the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a party to this Agreement as a Lender and will be bound by the obligations of a Lender under this Agreement.

(e)

The Facility Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

(f)

Each Party (other than the Existing Lender, the New Lender and, until any required consent from the Company in relation to any transfer under a Transfer Certificate has been provided, the Company) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

26.7	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty to a New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by the Company of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature or extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

26.8	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

26.9	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause, each Lender may, without consulting with or obtaining consent from the Company but subject to obtaining all necessary regulatory and contractual approvals, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interests to secure obligations to a central bank or a federal reserve; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interests granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interests shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interests for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.11	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any unutilised Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its available Commitments under the relevant Facility/ies and, to the extent that the reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of subparagraphs (i) and (ii) above.

(b)	For the purposes of this Subclause the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; or

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

26.12	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Parties) all (and not part only) of its undrawn Commitment; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Parties) all (and not part only) of its rights and obligations,

to any person in accordance with Clause 26 (Changes to the Parties) (a Replacement Lender) selected by the Company and which assumes all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Subclause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than five days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in subparagraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

27.	DISCLOSURE OF INFORMATION

(a)

Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents, any information about or in connection with the Company, the Group, any Finance Document, any Commitment, any Loan and any Facility. However, a Finance Party is entitled to disclose such information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)

in connection with, and for the purposes of, any legal, arbitration, administrative or other investigations, proceedings or disputes against the Company or is required in connection with any other legal, arbitration, administrative or other investigations, proceedings or disputes;

(iii)	if and to the extent required to do so under any law or regulation;

(iv)	to a court of competent jurisdiction or any governmental, supervisory, banking, taxation, regulatory, stock exchange or other authority;

(v)

to its or its Related Parties (as defined in subparagraph (vi) below) agents, contractors, third party service providers including but not limited to any numbering and settlement service providers in connection with the administration, management, settlement and trading of any Finance Document, any Commitment, any Loan and any Facility or professional advisers (including auditors) (provided that such person is under a duty of confidentiality, contractual or otherwise, to that Finance Party or its Related Party);

(vi)

to its head office, branches, representatives offices, Subsidiaries, related corporations or Affiliates in any jurisdiction (collectively, Related Parties and each a Related Party) for any database or data processing purposes or approval purposes;

(vii)	to any insurer or insurance broker or any direct or indirect providers of credit protection to a Finance Party;

(viii)	to any person to whom a Lender charge, assign or otherwise create security pursuant to Subclause 26.10 (Security over Lenders’ rights);

(ix)	if that Finance Party is the Facility Agent, to any person who is succeeding (or may potentially succeed) that Finance Party in such capacity; or

(x)	to the extent allowed under paragraph (b) below; to another member of the Group.

(b)	A Finance Party may disclose to an Affiliate or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of assignment, transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Company:

(i)	a copy of any Finance Document; and

(ii)	any information that that Finance Party has acquired under or in connection with any Finance Document.

However, before a third party may receive any confidential information, other than for disclosures under subparagraph (a)(iii), (iv), (vi) or (vii), it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above as if it were a Finance Party.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

28.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	PRO RATA SHARING

29.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from the Company other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)

the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

29.2	Effect of redistribution

(a)

The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties that have shared in that redistribution.

(c)

If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

29.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

30.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by email or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

32.2	Contact details

(a)

Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Avenida Dr. Sun Yat Sen, s/n, Edifício MGM Grand Macau, Macau
Fax number:	+853 8802 1889
Email:	antoniomenano@mgmmacau.com
Attention:	Mr. António Menano – Company Secretary

with a copy to:

MGM Resorts International

Address:	3600 Las Vegas Boulevard, South, Las Vegas, NV 89109
Fax number:	+1 702 693 7628
Email:	jfreeman@mgmresorts.com
Attention:	Jim Freeman.

(c)	The contact details of the Facility Agent for this purpose are:

Address:	19/F Tower 2, Kowloon Commerce Centre, 51 Kwai Cheong Road, Kwai Chung, Hong Kong
Fax number:	+852 3508 2960
Email:	wynnie.wy.lam@bofa.com / elsa.chung@bofa.com
Attention:	Ms. Wynnie Lam / Ms. Elsa Chung

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

32.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by email or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

32.4	Use of Websites

(a)	The Company or the Facility Agent may deliver any information under this Agreement to a Lender by posting it on to a Company’s Intralinks, SyndTrak or similar website.

(b)	The Company must notify the Facility Agent of the address of and password for such website.

(c)	The Facility Agent must supply each relevant Lender with the address of and password for the website.

33.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)

(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

34.	ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any hedge agreement or any other agreement or instrument that is a QFC (such support, QFC Credit Support, and each such QFC, a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support:

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Clause 34, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

35.	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

36.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with any Finance Document.

(b)

The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Company agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

37.2	Service of process

(a)

The Company irrevocably appoints Law Debenture Corporate Services Limited at the address of its registered office in England from time to time which, at the date of this Agreement, is Fifth Floor, 100 Wood Street, London, EC2V 7EX as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)

If any person appointed as process agent under this Clause is unable for any reason to so act, the Company must immediately (and in any event within five days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

37.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Commitments (HK$)

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	THE COMPANY

(a)

A copy of the constitutional documents of the Company including its certificate of incorporation, certificate of incorporation on change of name (if any), memorandum and articles of association, special resolutions amending the powers of the directors (if any), register of directors, register of members and register of mortgages and charges.

(b)	A copy of a resolution of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)

A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	LEGAL OPINIONS

(a)

A legal opinion in relation to English law from Allen & Overy LLP addressed to the Facility Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

A legal opinion as to Cayman Islands law from Maples and Calder (Singapore) LLP addressed to the Facility Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	OTHER DOCUMENTS AND EVIDENCE

(a)	Evidence that any process agent referred to in Clause 37.2 (Service of process) has accepted its appointment.

(b)	Evidence that:

(i)	all amounts that are outstanding under the Existing Credit Agreement have been or will be repaid in full; and

(ii)	the total commitments under the Existing Credit Agreement have been or will be cancelled in full,

in each case on or before the first Utilisation Date, it being agreed that a copy of the notice from the Company to the facility agent under the Existing Credit Agreement (the Existing Facility Agent) stating that it will prepay and cancel that facility in full on or prior to the first Utilisation Date and a confirmation from the Existing Facility Agent of the outstanding principal amounts to be paid, shall be sufficient evidence.

(c)	The Original Financial Statements of the Company.

(d)	A Compliance Certificate, based on the financial statements referred to in paragraph (b) of the definition of Original Financial Statements.

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 22 (Fees) and Clause 24 (Expenses) have been paid or will be paid by the first Utilisation Date.

(f)

A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	[BANK OF AMERICA, N.A.] as Facility Agent

From:	MGM CHINA HOLDINGS LIMITED

Date:	[ ]

MGM CHINA HOLDINGS LIMITED – Revolving Facilities Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Request. Capitalised terms defined in the Agreement shall have the same meaning when used in this Request unless otherwise defined.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ];

(b)	Amount/currency: [HK$][ ][1];

(c)	Term: [[ ]

3.	Our payment instructions are: [ ][2].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	We hereby certify that the proceeds of the Loan borrowed under this Request will be used by us for the purposes described in clause 3 (Purpose) of the Agreement.

6.	This Request is irrevocable.

By:

MGM CHINA HOLDINGS LIMITED

[1]	In the first Request the amount shall be the amount stated in the confirmation received from the existing facility agent pursuant to paragraph 3(b) of Schedule 2 (Conditions Precedent)
[2]	In the first Request the payment details shall be for the existing facility agent referred to in paragraph 3(b) of Schedule 2 (Conditions Precedent)

SCHEDULE 4

FORMS OF TRANSFER CERTIFICATE

PART 1

TRANSFERS BY ASSIGNMENT, ASSUMPTION AND RELEASE

To:	[BANK OF AMERICA, N.A.] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

MGM CHINA HOLDINGS LIMITED – Revolving Facilities Agreement dated [●] (the Agreement)

We refer to the Agreement. This is a Transfer Certificate. Capitalised terms defined in the Agreement shall have the same meaning when used in this Transfer Certificate unless otherwise defined

1.	In accordance with the terms of the Agreement:

(d)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule;

(e)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in the Schedule;

(f)

to the extent the obligations referred to in paragraph (e) above are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in the Schedule; and

(g)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.

2.	The proposed Transfer Date is [ ].

3.	On the Transfer Date the New Lender becomes party to the Agreement as a Lender.

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment, assumption and release

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America]

By:

as Facility Agent, for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

Note:

It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect a transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

PART 2

TRANSFERS BY NOVATION

To:	[BANK OF AMERICA, N.A.] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

MGM CHINA HOLDINGS LIMITED – Revolving Facilities Agreement dated [●] (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	On the Transfer Date the New Lender becomes party to the Agreement as a Lender.

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America as Facility Agent

By:

as Facility Agent, for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

Note:

It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect a transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	[BANK OF AMERICA, N.A.] as Facility Agent

From:	MGM CHINA HOLDINGS LIMITED

Date:	[ ]

MGM CHINA HOLDINGS LIMITED – Revolving Facilities Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(h)	Total Debt was [ ]; and EBITDA was [ ]; therefore, the Leveraged Ratio is [ ]; and

(i)	Interest Charges were [ ]; therefore, the Interest Coverage Ratio is [ ].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                    ].

4.	[We confirm that as at [relevant testing date] [no Default is outstanding]/[the following Default[s] [is/are] outstanding and the following steps are being taken to remedy [it/them]:

[                    ].]

MGM CHINA HOLDINGS LIMITED

By:

Chief Financial Officer

SIGNATORIES

The Company

MGM CHINA HOLDINGS LIMITED

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Lead Arranger

BANK OF CHINA LIMITED, MACAU BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Lead Arranger

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Lead Arranger

BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Senior Manager

BANK OF COMMUNICATIONS CO., LTD, MACAU BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Senior Manager

SUMITOMO MITSUI BANKING CORPORATION

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

AGRICULTURAL BANK OF CHINA LIMITED MACAO BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

BANCO NACIONAL ULTRAMARINO, S.A.

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

BARCLAYS BANK PLC

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

BNP PARIBAS, a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited and having its head office at 16 boulevard des Italiens, 75009 Paris, France and having a branch at 63/F Two International Finance Centre, 8 Finance Street, Hong Kong

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

THE BANK OF NOVA SCOTIA

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Manager

CHINA CONSTRUCTION BANK CORPORATION, MACAU BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

BANK OF CHINA LIMITED, MACAU BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

BANK OF COMMUNICATIONS CO., LTD, MACAU BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

SUMITOMO MITSUI BANKING CORPORATION

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

AGRICULTURAL BANK OF CHINA LIMITED MACAO BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

BANCO NACIONAL ULTRAMARINO, S.A.

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

BARCLAYS BANK PLC

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

BNP PARIBAS, a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited and having its head office at 16 boulevard des Italiens, 75009 Paris, France and having a branch at 63/F Two International Finance Centre, 8 Finance Street, Hong Kong

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

THE BANK OF NOVA SCOTIA

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

Original Lender

CHINA CONSTRUCTION BANK CORPORATION, MACAU BRANCH

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT

The Facility Agent

BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association organized and existing with limited liability under the laws of the United States of America

By:

MGM 2019 REVOLVING CREDIT

FACILITY AGREEMENT